Exhibit 10.5

June 5, 2012

James R. Heistand

c/o Parkway Properties, Inc.

390 North Orange Avenue, Suite 2400

Orlando, Florida 32801

Re:	Waiver of Certain Rights

Dear Jim:

Reference is hereby made to each of (a) that certain Securities Purchase Agreement, entered into as of May 3, 2012 (the “Securities Purchase Agreement”), by and among Parkway Properties, Inc. and the investors listed on Annex I thereto (the “Investors”), (b) that certain Change in Control Agreement, dated as of May 17, 2011 (the “Change in Control Agreement”), by and between Parkway Properties, Inc. (the “Company”) and you (the “Executive”), and (c) the Parkway Properties, Inc. 2011 Employee Inducement Award Plan (the “Plan”). Capitalized terms used and not otherwise defined herein have the meaning ascribed to them in the Change in Control Agreement.

The Executive hereby acknowledges and agrees that he will receive substantial personal benefit as a result of the consummation of the several transactions contemplated by the Securities Purchase Agreement (such transactions, collectively, the “Transaction”) and in consideration for the consummation thereof:

1.    The Executive hereby waives any and all rights to any payments he may be entitled to receive pursuant to Section 3(a) of the Change in Control Agreement, which payment the Company would otherwise be obligated to make as a result of the consummation of the Transaction.

2.    The Executive hereby represents and warrants that each of the restricted Common Shares (as more fully described in Section 3(b)(iii) of the Change in Control Agreement) that, are beneficially owned by such Executive as of the date hereof, have been issued under the Plan. The Executive acknowledges and agrees that each of the terms and provisions set forth in Section 3(b) of the Change in Control Agreement are in all respects subject to, and superseded by, the terms of the Plan (as applicable), together with any agreement, certificate or other document evidencing any award granted pursuant to the terms thereof.

3.    The Executive hereby waives any and all rights to any payments he may be entitled to receive pursuant to Section 5 of the Change in Control Agreement as a result of the consummation of the Transaction and his subsequent termination of his employment with the Company as set forth in such Section 5.

[Signature Page to Waiver Letter]

4.    The Executive hereby covenants and agrees that, from and after the date hereof, at any meeting of the Company’s stockholders to vote on the approval of the Conversion Rights (as such term is defined in the Securities Purchase Agreement), the Executive shall take all action necessary to vote or cause to be voted (and not withdrawn) at such meeting all of his or her shares of the Company’s capital stock in favor of the approval of such Conversion Rights).

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This letter agreement and any suit, action, or proceeding arising out of or related hereto, including any action at law or in equity, whether sounding in tort or contract, shall be construed and enforced in accordance with, and the rights of the parties hereunder shall be governed by, the laws of the State of Maryland.

Very truly yours,

By:	/s/ David R. O’Reilly

Name:	David R. O’Reilly
Title:	Executive Vice President, Chief Investment Officer and Interim Chief Financial Officer
Parkway Properties, Inc.

ACKNOWLEDGED AND AGREED:

By:	/s/ James R. Heistand
Name: James R. Heistand